Exhibit 99.1

Bolt Biotherapeutics Reports Fourth Quarter and Full-Year 2024 Financial Results and Provides Business Update

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BDC-4182 on track to start a clinical trial in gastric cancer in second quarter 2025
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BDC-3042 Phase 1 clinical trial fully enrolled the highest dose cohort with no dose-limiting toxicities (DLTs), results will be reported in second quarter 2025
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Cash balance of $70.2 million as of December 31, 2024 anticipated to fund key milestones through mid-2026

REDWOOD CITY, CA, Mar. 24, 2025 – Bolt Biotherapeutics (Nasdaq: BOLT), a clinical-stage biopharmaceutical company developing novel immunotherapies for the treatment of cancer, today reported financial results for the third quarter ended December 31, 2024, and provided a business update.

“2024 was a transformational year for Bolt as we focused the company on efficient development of the programs that could be most impactful for patients,” said Willie Quinn, Chief Executive Officer. “BDC-4182, our next-generation ISAC, is poised to enter the clinic in the second quarter. As the only ISAC targeting the validated tumor target claudin 18.2, we believe that BDC-4182 has the potential to offer a better option for patients with stomach and other claudin 18.2-expressing cancers. We are particularly excited about BDC-4182 as validation for our Boltbody ISAC approach. We’ve also completed enrollment and have cleared the DLT window for the highest dose level in the BDC-3042 Phase 1 dose escalation trial and will provide a data update next quarter at a medical meeting. BDC-3042 is our first-in-class dectin-2 agonist, and has potential across a broad range of solid tumors with high unmet medical need.”

Recent Highlights and Anticipated Milestones

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Completed enrollment of the Phase 1 study of BDC-3042 in patients with advanced cancers. BDC-3042 is a proprietary agonist antibody that targets dectin-2, an immune-activating receptor expressed by tumor-associated macrophages (TAMs). This single-agent, dose-escalation Phase 1 clinical study is evaluating BDC-3042 in patients with metastatic or unresectable solid tumors including non-small cell lung cancer (NSCLC). BDC-3042 has been well tolerated with no dose-limiting toxicities (DLTs) and evidence of biological activity. Results from the trial will be presented at an upcoming medical meeting in the second quarter of 2025.
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Finalizing preparations for first-in-human trial of BDC-4182 in patients with gastric cancer. BDC-4182 is a next-generation BoltbodyTM ISAC clinical candidate targeting claudin 18.2, a clinically validated target in oncology with expression in gastric/gastroesophageal junction cancer, pancreatic cancer, and other tumor types. BDC-4182 has advanced into IND-enabling activities, supported by in vitro and in vivo experiments demonstrating potent anti-tumor activity in multiple preclinical models. BDC-4182 was tolerated in non-human primates at the highest dose tested (12mg/kg) with an acceptable safety profile. BDC-4182 outperformed cytotoxic claudin 18.2 ADCs, using MMAE or TOPO1, in syngeneic models. Key learnings were presented at SITC 2024 and the dose escalation trial is planned to start in Australia in the second quarter of 2025.
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Collaborations with Genmab and Toray continue to progress. The Company continues to work with Genmab to discover and develop next-generation ISACs for the treatment of cancer. Genmab and the Company are working together to advance the collaboration’s first development candidate, and the collaboration also continues research and development on additional programs. The Toray collaboration combines the Company’s immunostimulatory linker-payloads with Toray antibodies targeting Caprin-1, a tumor-specific antigen that is strongly expressed on the cell membrane in multiple solid tumor types.
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Cash, cash equivalents, and marketable securities were $70.2 million as of December 31, 2024. Cash on hand is expected to fund multiple milestones and operations through mid-2026.

Fourth Quarter and Full Year 2024 Financial Results

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Collaboration Revenue – The Company recently reassessed its expected future performance obligations under the Genmab Agreement, and as a result reported no collaboration revenue for the quarter. Total collaboration revenue was $7.7 million for the fourth and full year ended December 31, 2024, respectively, compared to $2.1 million and $7.9 million for the same quarter and year in 2023,, respectively. Revenue in the comparative periods was generated from services performed under the R&D collaborations as we fulfill our performance obligations.

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Research and Development (R&D) Expenses – R&D expenses were $11.7 million for the quarter and $57.5 million for the full year ended December 31, 2024, respectively, compared to $16.3 million and $61.5 million for the same quarter and year in 2023, respectively. The decrease between the comparable periods was mainly due to a decrease in salary and related expenses primarily as a result of the May 2024 restructuring partially offset by an increase in contract manufacturing expenses.

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General and Administrative (G&A) Expenses – G&A expenses were $3.9 million for the quarter and $18.5 million for the full year ended December 31, 2024, respectively, compared to $5.5 million and $22.5 million for the same quarter and year in 2023, respectively. The decrease between the comparable periods was mainly due to a decrease in salary and related expenses primarily as a result of the May 2024 restructuring.

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Loss from Operations – Loss from operations was $16.9 million for the quarter and $73.0 million for the full year ended December 31, 2024, respectively, compared to $19.8 million and $76.2 million for the same quarter and year in 2023, respectively.

About the Boltbody™ Immune-Stimulating Antibody Conjugate (ISAC) Platform
Bolt Biotherapeutics’ Boltbody ISAC platform harnesses the precision of antibodies with the power of the innate and adaptive immune system to generate a productive anti-cancer response. Each Boltbody ISAC candidate comprises a tumor-targeting antibody, a non-cleavable linker, and a proprietary immune stimulant. The antibody is designed to target one or more markers on the surface of a tumor cell and the immune stimulant is designed to recruit and activate myeloid cells. Activated myeloid cells initiate a positive feedback loop by releasing cytokines and chemokines, chemical signals that attract other immune cells and lower the activation threshold for an immune response. This increases the population of activated immune system cells in the tumor microenvironment and promotes a robust immune response with the goal of generating durable therapeutic responses for patients with cancer.

About Bolt Biotherapeutics, Inc.

Bolt Biotherapeutics is a clinical-stage biopharmaceutical company developing novel immunotherapies for the treatment of cancer. Bolt Biotherapeutics’ pipeline candidates are built on the Company’s deep expertise in myeloid biology and cancer drug development. The Company’s pipeline includes BDC-3042, a first-in-class agonist antibody that activates macrophages by targeting dectin-2, and BDC-4182, a next-generation Boltbody™ Immune-Stimulating Antibody Conjugate (ISAC) clinical candidate targeting claudin 18.2. BDC-3042 is currently in a Phase 1 dose escalation trial that includes patients with any of seven different solid tumor types. BDC-4182 is supported by strong in vitro and in vivo data demonstrating potent anti-tumor activity, and activities are underway to support the initiation of clinical trials in the second quarter of 2025. Bolt Biotherapeutics is also developing additional Boltbody™ ISACs in strategic collaborations with leading biopharmaceutical companies. For more information, please visit https://www.boltbio.com/.

Forward-Looking Statements

This press release contains forward-looking statements about us and our industry that involve substantial risks and uncertainties and are based on our beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts contained in this press release, including statements regarding the reporting of results of our BDC-3042 clinical trial, the potential initiation of clinical trials for BDC-4182, the anti-tumor potency, safety and tolerability, and characteristics of our product candidates, the initiation of future clinical trials, the potential value of collaborations, and the expected duration of our cash runway, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “on track,” “plan,” “potential,” “predict,” “project,” “should,” “will,” or “would,” or the negative of these words or other similar terms or expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our current beliefs, estimates and assumptions only as of the date of this press release and information contained in this press release should not be relied upon as representing our estimates as of any subsequent date. These statements, and related risks, uncertainties, factors and assumptions, include, but are not limited to: the potential product candidates that we develop may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this press release; such product candidates may not be beneficial to patients or become commercialized; and our ability to maintain our current collaborations and establish further collaborations. These risks are not exhaustive. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed or will file with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2024. These filings, when available, are available on the investor relations section of our website at investors.boltbio.com and on the SEC’s website at www.sec.gov.

Investor Relations and Media Contact:

Matthew DeYoung

Argot Partners

(212) 600-1902

boltbio@argotpartners.com

BOLT BIOTHERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited, in thousands, except share and per share amounts)

	For The Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Collaboration revenue	$—	$2,089	$7,690	$7,876
Operating expenses:
Research and development	11,722	16,322	57,469	61,542
General and administrative	3,947	5,533	18,457	22,530
Restructuring charges	(222)	—	3,343	—
Impairment charges	1,469	—	1,469	—
Total operating expense	16,916	21,855	80,738	84,072
Loss from operations	(16,916)	(19,766)	(73,048)	(76,196)
Other income (expense), net:
Interest income, net	980	1,863	5,255	6,999
Other income, net	—	—	4,675	—
Total other income, net	980	1,863	9,930	6,999
Net loss	(15,936)	(17,903)	(63,118)	(69,197)
Net unrealized gain (loss) on marketable securities	(108)	211	60	956
Comprehensive loss	$(16,044)	$(17,692)	$(63,058)	$(68,241)
Net loss per share, basic and diluted	$(0.42)	$(0.47)	$(1.65)	$(1.83)
Weighted-average shares outstanding, basic and diluted	38,285,490	37,941,587	38,183,931	37,811,984

BOLT BIOTHERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(Unaudited, in thousands)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$7,205	$10,810
Short-term investments	40,118	91,379
Restricted cash	784	-
Prepaid expenses and other current assets	2,707	3,519
Total current assets	50,814	105,708
Property and equipment, net	3,139	4,957
Operating lease right-of-use assets	21,756	19,120
Restricted cash, non-current	981	1,765
Long-term investments	22,880	26,413
Other assets	62	1,821
Total assets	$99,632	$159,784

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,507	$2,987
Accrued expenses and other current liabilities	9,083	12,486
Deferred revenue	3,015	2,201
Operating lease liabilities	2,251	2,782
Total current liabilities	15,856	20,456
Operating lease liabilities, net of current portion	22,958	17,437
Deferred revenue, non-current	3,620	9,107
Other long-term liabilities	-	43
Total liabilities	42,434	47,043
Commitments and contingencies
Stockholders' equity:
Common stock	—	—
Additional paid-in capital	484,504	476,989
Accumulated other comprehensive gain	97	37
Accumulated deficit	(427,403)	(364,285)
Total stockholders' equity	57,198	112,741
Total liabilities and stockholders' equity	$99,632	$159,784

BOLT BIOTHERAPEUTICS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Years Ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(63,118)	$(69,197)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,781	1,854
Stock-based compensation expense	7,407	9,223
Accretion of discount on marketable securities	(2,615)	(4,493)
Gain on sale of fixed assets	(70)	—
Asset impairment	1,469	—
Non-cash lease expense	2,297	2,952
Changes in operating assets and liabilities:
Prepaid expenses and other assets	2,571	(454)
Accounts payable and accrued expenses	(4,883)	(3,413)
Operating lease liabilities, net	(1,412)	(2,392)
Deferred revenue	(4,673)	(3,606)
Other long-term liabilities	(43)	1
Net cash used in operating activities	(61,289)	(69,525)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(41)	(206)
Proceeds from sales of property and equipment	148	—
Purchases of marketable securities	(88,855)	(164,988)
Maturities of marketable securities	146,324	236,232
Net cash provided by investing activities	57,576	71,038
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	108	253
Net cash provided by financing activities	108	253
NET (DECREASE) INCREASE IN CASH	(3,605)	1,766
Cash, cash equivalents and restricted cash at beginning of year	12,575	10,809
Cash, cash equivalents and restricted cash at end of period	$8,970	$12,575
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$7,205	$10,810
Restricted cash	1,765	1,765
Total cash, cash equivalents and restricted cash	$8,970	$12,575
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued liabilities	$—	$152
Right of use assets obtained in exchange for operating lease obligations	$6,402	$—